July 14, 1999


WESTERBEKE CORPORATION EXTENDS LONG TERM AGREEMENT WITH SEA RAY BOATS, INC.

AVON, MA - Westerbeke Corporation, located in Avon, Massachusetts, has signed a three year sales agreement with Sea Ray Boats, Inc. This new three year agreement extends their long-standing relationship.

Westerbeke Corporation manufactures a comprehensive line of gasoline and diesel powered generators from 4.5 through 65 kilowatts for marine and industrial applications. Westerbeke also manufactures diesel marine propulsion engines from 12 through 108 horsepower. Dedicated to high quality products and service, Westerbeke has supplied the marine industry with engines and generators for over 50 years.

Sea Ray Boats, Inc. is a division of Lake Forest, Illinois-based Brunswick Corporation, a multinational company with leadership positions in recreation, marine power and pleasure boating.